Exhibit 99.1

Contact:

Susan Ferris

Investor Relations

650-266-3200

FOR IMMEDIATE RELEASE

Cell Genesys Announces Receipt of Nasdaq Staff Deficiency Notice Relating to

Non-Compliance with a Nasdaq Stock Market Listing Requirement

SOUTH SAN FRANCISCO, Calif., October 22, 2008—Cell Genesys, Inc. (Nasdaq: CEGE) today announced that it has received a letter from The Nasdaq Stock Market dated October 21, 2008, indicating that the Company had become non-compliant with the minimum $1.00 bid price requirement for continued listing on The Nasdaq Global Market as set forth in Nasdaq Marketplace Rule 4450(a)(5) (the “Minimum Bid Price Rule”) because the price of the Company’s stock closed below the minimum closing bid price of $1.00 per share for a period of 30 consecutive business days. The Nasdaq Letter indicates that in light of extraordinary market conditions, Nasdaq has determined to suspend enforcement of the minimum bid price and market value of publicly held shares requirements through January 16, 2009. In accordance with Nasdaq Marketplace Rule 4450(e)(2), the Company has 180 calendar days from January 20, 2009, or until July 20, 2009, to regain compliance with the requirements of the Minimum Bid Price Rule. If Cell Genesys does not regain compliance with this rule within the required timeframe, the Nasdaq Staff Deficiency Letter provides that the Company may consider applying to transfer to the Nasdaq Capital Market, which would allow the Company to take advantage of the additional 180 day compliance period provided on that Nasdaq Capital Market, if the Company meets all requirements for initial listing on the Nasdaq Capital Market except for the bid price requirement. If compliance is not demonstrated within the compliance period, the Nasdaq Staff Deficiency Letter indicates that the Nasdaq Staff will provide written notification that Cell Genesys’ common stock will be delisted, after which Cell Genesys may appeal the staff determination to the Nasdaq Listing Qualifications Panel if it so chooses.

About Cell Genesys

Cell Genesys (Nasdaq: CEGE) is focused on the development and commercialization of novel biological therapies for patients with cancer. The company’s lead product platform is GVAX® immunotherapy for cancer, which holds the potential to treat multiple types of cancer including prostate cancer, leukemia, pancreatic cancer and lung cancer. Cell Genesys continues to hold an equity interest in its former subsidiary, Ceregene, Inc., which is developing gene therapies for neurodegenerative disorders. Cell Genesys is headquartered in South San Francisco, California, and has manufacturing operations in Hayward, California. For additional information, please visit the company’s website at www.cellgenesys.com.

Statements made herein about the company, other than statements of historical fact, including statements about future compliance with Nasdaq rules and any actions to regain compliance with these rules, the company’s progress, results, findings, analysis and timing of clinical trials and preclinical programs, and the nature of product pipelines are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the success of clinical trials and research and development programs, regulatory requirements and the regulatory approval process for clinical trials, manufacture and commercialization of the company’s products, competitive technologies and products, the need for and reliance on partnerships with third parties, and the need for additional financings. For information about these and other risks which may affect Cell Genesys, please see the company’s reports on Form 10-Q, 10-K, and 8-K and other reports filed from time to time with the Securities and Exchange Commission. The company assumes no obligation to update the forward-looking information in this press release.

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